HOME EQUITY ASSET TRUST 2007-1

HOME EQUITY ASSET TRUST 2007-1

DERIVED INFORMATION [1/10/06]

[$970,000,000]
Senior, Mezzanine & Subordinate Bonds Offered
(Approximate)

[$980,000,100]
Total Certificates Offered & Non-Offered
(Approximate)

Home Equity Pass-Through Certificates, Series 2007-1

Credit Suisse First Boston Mortgage Securities Corp.

Depositor

[U.S. Bank, N.A.]

Trustee

The issuer has filed a (i) registration statement (including a prospectus) with a file number of 333-135481 and (ii) a Term Sheet Supplement, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the Term Sheet Supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

This free writing prospectus is not required to contain all information that is required to be included in the base prospectus and the prospectus supplement that will be prepared for the securities offering to which this free writing prospectus relates. This free writing prospectus is not an offer to sell or a solicitation of an offer to buy these securities in any state where such offer, solicitation or sale is not permitted.

The information in this free writing prospectus is preliminary, and may be superseded by an additional free writing prospectus provided to you prior to the time you enter into a contract of sale.  This preliminary free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to herein.  The securities are being offered when, as and if issued.  In particular, you are advised that these securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus.  As a result, you may commit to purchase securities that have characteristics that may change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in these materials.  Our obligation to sell securities to you is conditioned on the securities and the underlying transaction having the characteristics described in these materials.

A contract of sale will come into being no sooner than the date on which the relevant class has been priced and we have confirmed the allocation of securities to be made to you; any —indications of interest“ expressed by you, and any —soft circles“ generated by us, will not create binding contractual obligations for you or us. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

Any legends, disclaimers or other notices that may appear at the bottom of the email communication to which this free writing prospectus is attached relating to (1) these materials not constituting an offer (or a solicitation of an offer), (2) no representation that these materials are accurate or complete and may not be updated or (3) these materials possibly being confidential are not applicable to these materials and should be disregarded.  Such legends, disclaimers or other notices have been automatically generated as a result of these materials having been sent via Bloomberg or another system.

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Disclaimer

All information on the Mortgage Loans is approximate, includes a portion of the prefunding, and is based off of rolled scheduled balances as of the 1101/07 cutoff dale. The final numbers will be found in the prospectus supplement. Thirty-day delinquencies and sixty-day delinquencies will represent less than 1.5% and 0.5% of the Mortgage Loans, respectively. The Original Loan-to-Value (OLTV) ratio displayed in the tables below employs the Combined Loan-to-Value (CLTV) ratio in the case of second liens.

Portfolio Summary

Total Number of Loans: 1,658

Total Outstanding Loan Balance ($): 203,451,310

Total Expected Collateral Balance ($): 1,000,000,100

Total Expected Collateral Balance - Selection ($): 204,685,285

Average Loan Current Balance ($): 122,709

:

Weighted Average Original LTV (%) *: 88.6

Weighted Average Coupon (%): 10.09

Arm Weighted Average Coupon (%): 9.63

Fixed Weighted Average Coupon (%): 11.00

Weighted Average Margin (%): 7.10

Weighted Average FICO (Non-Zero): 603

Weighted Average Age (Months): 3

:

% First Liens: 78.0

% Second Liens: 22.0

% Amts: 65.9 % Fixed: 34.1

% Interest Only: 2.3

% of Loans with Mortgage Insurance: 0.0

Current Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
8.51 - 9.00	27	5,258,746	2.6	9.00	85.0	622
9.01 - 9.50	365	69,093,888	34.0	9.28	84.8	594
9.51 - 10.00	378	58,428,532	28.7	9.77	87.2	588
10.01 -10.50	208	23,706,424	11.7	10.29	89.6	596
10.51 - 11.00	130	12,205,191	6.0	10.78	91.5	644
11.01 - 11.50	137	9,693,155	4.8	11.36	94.7	637
11.51 -12.00	125	8,080,187	4.0	11.80	97.5	635
12.01 >=	288	16,985,187	8.3	12.58	98.9	625
Total:	1,658	203,451,310	100.0	10.09	88.6	603
Max: 17.88
Min: 9.00
Wgt Avg: 10.09

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

FICO	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
401 - 425	1	20,327	0.0	11.63	100.0	423
451 -475	8	882,801	0.4	9.92	84.8	469
476 - 500	19	2;087,317	1.0	10.68	76.2	495
501 - 525	120	16,743,433	8.2	9.87	76.0	515
526 - 550	168	25,438,079	12.5	9.81	81.3	539
551 - 575	152	24,314,451	12.0	9.64	82.5	563
576 - 600	210	32,147,805	15.8	9.82	91.5	588
601 - 625	303	33,971,670	16.7	10.18	91.5	613
626 - 650	291	28,560,602	14.0	10.52	93.1	640
651 - 675	179	18,452,840	9.1	10.55	94.6	662
676 - 700	77	8,625,592	4.2	10.21	92.8	688
701 - 725	64	5,594,372	2.7	10.72	97.5	712
726 - 750	30	3,341,349	1.6	10.41	98.1	738
751 - 775	31	2,824,809	1.4	10.27	95.9	761
776 - 800	5	445,867	0.2	10.61	100.0	787
Total:	1,658	203,451,310	100.0	10.09	88.6	603
Max: 798
Min: 423
Wgt Avg: 603

Scheduled Balance	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
>=50,000	350	11,680,261	5.7	11.60	97.7	630
50,001 - 100,000	583	42,520,039	20.9	10.68	91.8	616
100,001 - 150,000	321	39,361,262	19.3	10.24	89.0	601
150,001 -200,000	148	25,374,340	12.5	9.86	87.8	600
200,001 - 250,000	93	20,926,591	10.3	9.68	85.5	585
250,001 -300,000	50	13,706,270	6.7	9.64	87.0	598
300,001 -350,000	37	11,947,937	5.9	9.53	84.9	591
350,001 -400,000	22	8,211,901	4.0	9.61	85.2	603
400,001 -450,000	21	8,963,028	4.4	9.51	88.7	589
450,001 - 500,000	5	2,417,557	1.2	9.72	81.5	626
500,001 - 550,000	5	2,662,416	1.3	9.87	85.3	600
550,001 - 600,000	9	5,212,338	2.6	9.35	84.4	590
600,001 - 650,000	2	1,257,742	0.6	9.45	35.0	635
650,001 - 700,000	3	2,074,407	1.0	9.48	82.5	611
700,001 - 750,000	4	2,932,997	1.4	9.45	85.4	572
750,001 - 800,000	2	1,585,065	0.8	9.48	93.7	621
800,001 - 850,000	2	1,623,212	0.8	9.86	95.0	604
950,001 -1,000,000	1	993,948	0.5	9.18	66.3	537
Total:	1,658	203,451,310	100.0	10.09	88.6	603
Max:	993,948.00
Min:	10,947.32
Avg:	122, 7 08.87

Original LTV (%) *	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
<= 50.0	16	1,824,105	0.9	10.14	41.1	558
50.1 -55.0	5	1,038,557	0.5	9.24	52.8	576
55.1 - 60.0	10	1,207,297	0.6	10.09	58.3	529
60.1 - 65.0	26	4,095,873	2.0	9.70	64.0	545
65.1 - 70.0	35	7,754,318	3.8	9.77	68.5	538
70.1 - 75.0	60	9,907,508	4.9	9.76	74.2	568
75.1 -80.0	199	30,750,216	15.1	9.62	79.7	585
80.1 - 85.0	139	22,665,127	11.1	9.62	84.8	572
85.1 - 90.0	242	39,541,600	19.4	9.63	89.8	590
90.1 - 95.0	100	17,041,811	8.4	9.89	94.9	617
95.1 -100.0	826	67,624,896	33.2	10.92	100.0	644
Total:	1,658	203,451,310	100.0	10.09	88.6	603
Max:	100.0
Min:	14.2
Wgt Avg:	88.6

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Prepay Penalty in Years	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.00	627	76,238,638	37.5	10.08	88.0	606
0.50	3	884,524	0.4	10.12	76.1	634
1.00	123	20,576,797	10.1	10.20	89.6	616
2.00	557	66,095,451	32.5	10.03	88.5	594
3.00	348	39,655,901	19.5	10.17	89.7	602
Total:	1,658	203,451,310	100.0	10.09	88.6	603

Documentation Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Full	951	102,530,340	50.4	10.08	90.2	584
Reduced	291	37,122,483	18.2	10.27	89.7	639
Stated Income / Stated Assets	389	61,566,086	30.3	9.99	84.9	608
No Income /No Assets	27	2,232,401	1.1	10.63	99.1	717
Total:	1,658	203,451,310	100.0	10.09	88.6	603

Occupancy Status	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Primary	1,538	189,415,871	93:1	10.11	89.1	601
Second Home	9	1,136,280	0.6	9.64	81.2	612
Investor	111	12,899,159	6.3	9.86	82.4	629
Total:	1,658	203,451,310	100.0	10:09	88.6	603

State	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
California	232	36,256,874	17.8	10.50	91.4	621
Florida	149	21,086,588	10.4	9.85	85.1	597
Illinois	74	10,082,036	5.0	9.87	88.2	612
Michigan	79	8,805,015	4.3	9.99	89.7	595
Arizona	66	8,749,316	4.3	9.84	89.3	602
New Jersey	44	7,690,266	3.8	9:79	83.9	610
Washington	50	6,685,008	3.3	10.29	91.8	610
New York	48	6,514,565	3.2	10.52	86.7	629
Nevada	48	6,503,111	3.2	10.30	89.7	619
Massachusetts	35	6,463,231	3.2	10.06	90.3	625
Georgia	57	6,174,972	3.0	10.14	91.0	605
Pennsylvania	54	5,852,428	2.9	9.73	89.4	594
Texas	69	5,826,218	2.9	10.16	89.0	575
Ohio	68	5,481,157	2.7	9.89	89.1	587
North Carolina	45	4,940,364	2.4	9.87	87.8	567
Other	540	56,340,159	27.7	10.04	87.8	592
Total:	1,658	203,451,310	100.0	10.09	88.6	603

Purpose	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Purchase	928	95,465,567	46.9	10.34	93.5	626
Refinance - Rate Term	94	11,503,630	5.7	10.01	86.4	585
Refinance - Cashout	636	96,482,113	47.4	9.86	84.0	582
Total:	1,658	203,451,310	100.0	10.09	88.6	603

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Product	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Arm 2128	421	64,930,097	31.9	9.68	84.6	578
Arm 2/28 - Balloon 40/30	148	36,261,015	17.8	9.53	87.0	588
Arm 2128 - Balloon 45/30	8	2,170,770	1.1	9.32	80.2	632
Arm 2128 - Balloon 50/30	3	1,034,964	0.5	9.69	83.1	660
Arm 3127	94	15,855,228	7.8	9.71	87.9	605
Arm 3127 - Balloon 40/30	51	11,346,875	5.6	9.63	88.9	595
Arm 3/27 - Balloon 45/30	6	1,329,921	0.7	9.51	82.3	616
Arm 3/27 - Balloon 50/30	1	215,968	0.1	9.35	90.0	570
Arm 5/25	5	818,426	0.4	9.37	91.6	611
Arm 5125 - Balloon 40/30	1	97,185	0.0	9.99	90.0	552
Fixed Balloon 30/15	375	26,215,514	12.9	11.68	99.5	661
Fixed Balloon 40/30	56	5,649,230	2.8	10.31	88.1	587
Fixed Balloon 45/30	9	1,206,372	0.6	9.50	90.2	590
Fixed Rate	480	36,319,746	17.9	10.66	90.6	619
Total:	1,658	203,451,310	100.0	10.09	88.6	603

Property Type	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
Single Family Residence	1,295	154,941,446	76.2	10.07	88.5	598
PUD	148	19,552,915	9.6	10.35	90.0	601
Condo	101	12,488,876	6.1	9:95	89.3	620
2 Family	83	11,871,511	5.8	10.14	88.8	627
3-4 Family	31	4,596,561	2.3	10.20	84.8	661
Total:	1,658	203,451,310	100.0	10.09	88.6	603

Margin (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0.01-4.00	3	326,535	0.2	9.19	87.4	563
4.01 -4.50	1	149,649	0.1	9.63	80.0	580
4.51 - 5.00	1	129,534	0.1	9.30	80.0	576
5.01 -5.50	21	3,735,529	2.8	9.63	84.4	595
5.51 -6.00	45	8,011,180	6.0	9.56	87.2	604
6.01 -6.50	61	13,067,202	9.7	9.50	82.3	573
6.51 -7.00	139	25,044,433	18.7	9.49	86.8	588
7.01 - 7.50	294	53,330,668	39.8	9.61	87.4	585
7.51 - 8.00	118	20,599,269	15.4	9.88	84.2	591
8.01 - 8.50	36	6,470,584	4.8	9.67	82.8	588
8.51 - 9.00	13	2,458,412	1.8	9.94	88.7	626
9.01 >=	6	737,454	0.6	10.21	83.2	578
Total:	738	134,060,448	100.0	9.63	85.9	588
Max:	10.04
Min:	2.25
Wgt Avg:	7.10

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Months to Rate Reset	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1 -3	1	26,722	0.0	12.13	58.3	566
4 - 6	6	364,344	0.3	10.76	75.9	570
7 - 9	3	378,689	0.3	9.21	96.0	630
10 - 12	4	663,687	0.5	9.29	76.7	528
13 - 15	7	1,312,962	1.0	9.76	73.5	517
16 - 18	31	5,377,551	4.0	9.80	77.3	567
19 - 21	115	25,599,603	19.1	9.63	84.1	604
22 - 24	420	71,117,684	53.0	9.60	86.6	579
25 - 27	3	365,485	0.3	10.11	77.3	519
28 - 30	6	1,302,853	1.0	9.70	87.6	602
31 - 33	29	5,953,949	4.4	9.60	85.4	609
34 - 36	107	20,681,308	15.4	9.65	89.4	601
37>=	6	915,611	0.7	9.43	91.5	605
Total:	738	134,060,448	100.0	9.63	85.9	588
Max: 59
Min: 1
Wgt Avg: 24

Maximum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
14.01 - 14.50	4	577,722	0.4	9.31	79.2	608
14.51 - 15.00	22	4,679,228	3.5	9.09	85.9	615
15.01 -15.50	267	55,744,967	41.6	9.29	84.8	592
15.51 - 16.00	264	43,863,474	32.7	9.77	87:4	586
16.01 -16.50	106	17,969,816	13.4	9.99	87.3	580
16.51 - 17.00	53	8,165,737	6.1	10.23	85.4	573
17.01 - 17.50	17	2,117,993	1.6	10.77	84.2	549
17.51 -18.00	4	807,269	0.6	11.25	73.8	610
18.01 >=	1	134,241	0.1	11.93	80.0	500
Total:	738	134,060,448	100.0	9.63	85.9	588
Max: 18.93
Min: 14.20
Wgt Avg: 15.70

Minimum Rate (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
5.01 - 5.50	4	639,371	0.5	9.66	74.8	585
5.51- 6.00	3	365,419	0.3	9.60	81.4	603
6.01 - 6.50	3	1,088,141	0.8	9.32	86.7	574
6.51 - 7.00	21	3,510,096	2.6	9.66	82.9	599
7.01 - 7.50	2	437,931	0.3	9.38	72.7	621
7.51 - 8.00	4	1,009,706	0.8	9.80	83.0	569
8.01 - 8.50	1	420,346	0.3	9.50	64.0	519
8.51 -9.00	21	4,577,036	3.4	9.04	85.4	625
9.01-9.50	280	57,380,320	42.8	9.28	85.0	592
9.51 - 10.00	261	44,333,364	33.1	9.76	87.8	584
10.01 - 10.50	90	14,492,694	10.8	10.26	87.8	571
10.51 - 11.00	35	4,505,679	3.4	10.74	83.8	594
11.01 -11.50	9	878,525	0.7	11.30	82.8	557
11.51 >	4	421,820	0.3	11.78	78.4	533
Total:	738	134,060,448	100.0	9.63	85.9	588
Max: 11.93
Min: 5.50
Wgt Avg: 9.47

Home Equity Asset Trust 2007-1 Credit Suisse Securities (USA) LLC

Initial Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	3	774,045	0.6	9.58	82.5	615
1.50	14	2,571,062	1.9	9.86	79.9	576
2.00	12	2,218,949	1.7	9.99	76.7	575
3.00	709	128,496,391	95.8	9.62	86.2	588
Total:	738	134,060,448	100.0	9.63	85.9	588
Wgt Avg: 2.94

Subsequent Periodic Cap (%)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
1.00	713	127,742,647	95.3	9.62	86.0	588
1.50	19	3,627,816	2.7	9.85	80.2	562
2.00	6	2,689,985	2.0	9.52	89.5	580
Total:	738	134,060,448	100.0	9.63	85.9	588
Wgt Avg: 1.03

Interest Only Period (Months)	No of Loans	Total Scheduled Balance	% Scheduled Balance	WAC %	WA OLTV* %	WA FICO
0	1,640	198,777,346	97.7	10.11	88.6	602
60	18	4,673,964	2.3	9.53	87.2	625
Total:	1,658	203,451,310	100.0	10.09	88.6	603